FOR IMMEDIATE RELEASE

Waste Management Announces First Quarter Earnings

Company Sees Positive Momentum from Yield, Costs, and Cash From Operations

HOUSTON – April 24, 2013 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended March 31, 2013. Revenues for the first quarter of 2013 were $3.34 billion compared with $3.30 billion for the same 2012 period. Net income (a) for the quarter was $168 million, or $0.36 per diluted share, compared with $171 million, or $0.37 per diluted share, for the first quarter of 2012. Results in the first quarter of 2013 included approximately $18 million of after-tax costs from a combination of restructuring charges and impairments of investments in unconsolidated entities. Excluding these items, net income would have been $186 million, or $0.40 per diluted share, compared to adjusted earnings per diluted share of $0.38 in 2012.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “We saw strong momentum in both yield and costs in the first quarter, and have plans in place to accelerate that momentum through 2013. Our yield of 1.4% is at the highest level since 2011. We achieved SG&A cost savings of $17 million, which would have been $39 million if not for approximately $22 million of accruals related to a long-term incentive plan and an uncollected amount from a single municipal contract in Puerto Rico. We are on target to achieve the savings that we expected from our 2012 restructuring, and these improvements translated into increases in both earnings and free cash flow. During the first quarter, our net cash provided by operations improved $102 million, to $577 million, and our capital expenditures decreased $113 million, to $266 million, both as compared to the first quarter of 2012. This resulted in our highest first quarter free cash flow since 2008 at $348 million.” (b)

KEY HIGHLIGHTS FOR THE FIRST QUARTER 2013

•	Revenue increased by 1.2%, or $41 million.

•

Internal revenue growth from yield for collection and disposal operations was 1.4%. Adjusting for contract changes related to the Company’s South Florida waste-to-energy plants, internal revenue growth from yield for collection and disposal operations was 1.6%.

•

Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 3.0%, consistent with the first quarter of 2012. Rollbacks were reduced by over 60% without a noticeable increase in the Company’s churn rate.

•	Internal revenue growth from volume was negative 0.4%. After adjusting for two fewer workdays in the quarter, internal revenue growth from volume rose 0.8%.

•

Average recycling commodity prices were approximately 12% lower in the first quarter of 2013 compared with the prior year period. In total, recycling operations negatively affected earnings by $0.03 per diluted share when compared to the prior year period.

•

Operating expenses increased by $43 million. The majority of the increase relates to higher operating costs within acquired operations, primarily Greenstar, labor costs and transfer and disposal costs.

EXHIBIT 99.1

FOR MORE INFORMATION

Waste Management

Web site

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Lynn Brown

713.394.5093

lynnbrown@wm.com

•	SG&A expenses improved by $17 million compared with the first quarter of 2012 and improved to 11.7% of revenue from 12.4% in the prior year period.

•	Net cash provided by operating activities was $577 million; capital expenditures were $266 million; and free cash flow was $348 million.(b)

•	The Company returned $170 million to shareholders in the form of dividends.

•	The effective tax rate was approximately 32.8%.

Steiner concluded, “We are taking additional steps to increase our yield in 2013. We have initiated a strategy to raise landfill prices by an average of 5% to 7%, when and as allowed by contract. On the collection front, we have implemented a new regulatory cost recovery fee and we have modified our fuel surcharge. In our recycling operations, we are implementing new rebate structures to reflect lower commodity prices. We see good momentum in our yield improvement programs. At the same time, we remain focused on cost reductions and capital discipline, and we made good strides on both in the quarter.

“We are on target through the first quarter and encouraged by the positive momentum in our business. At the beginning of the year, we gave guidance that our 2013 adjusted earnings per diluted share would grow between 4% and 6%, and would range from $2.15 to $2.20 for the full year. With adjusted earnings growing by more than 5% in the first quarter, we are right on track to meet our goals, and our cost and pricing initiatives should help drive that performance. With $348 million of free cash flow in the first quarter, and our continuing focus on capital discipline, we are well on our way to achieving our free cash flow target of between $1.1 billion and $1.2 billion.” (b)

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)

This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income and earnings per diluted share have been presented in certain instances excluding special items noted in this press release.

The Company’s projected full year 2013 earnings per diluted share and earnings growth are not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2013 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein, other than projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the first quarter 2013 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 26989631 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Wednesday, April 24, 2013 through 5:00 PM (Eastern) on Wednesday, May 8, 2013. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 26989631.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding, 2013 earnings per diluted share and earnings growth; 2013 free cash flow; future internal revenue growth from yield and volume; future SG&A cost savings; results from pricing, capital management and cost control and reduction initiatives; future recycling commodity prices; and results from recycling operations. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2013	2012
Operating revenues	$3,336	$3,295

Costs and expenses:
Operating	2,209	2,166
Selling, general and administrative	390	407
Depreciation and amortization	323	317
Restructuring	8	4
(Income) expense from divestitures, asset impairments and unusual items	4	—

	2,934	2,894

Income from operations	402	401

Other income (expense):
Interest expense	(122)	(122)
Interest income	1	1
Equity in net losses of unconsolidated entities	(8)	(7)
Other, net	(11)	(1)

	(140)	(129)

Income before income taxes	262	272
Provision for income taxes	86	89

Consolidated net income	176	183
Less: Net income attributable to noncontrolling interests	8	12

Net income attributable to Waste Management, Inc.	$168	$171

Basic earnings per common share	$0.36	$0.37

Diluted earnings per common share	$0.36	$0.37

Basic common shares outstanding	465.7	462.1

Diluted common shares outstanding	466.5	463.4

Cash dividends declared per common share	$0.365	$0.355

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2013	2012
EPS Calculation:

Net income attributable to Waste Management, Inc.	$168	$171

Number of common shares outstanding at end of period	466.5	462.7
Effect of using weighted average common shares outstanding	(0.8)	(0.6)

Weighted average basic common shares outstanding	465.7	462.1
Dilutive effect of equity-based compensation awards and other contingently issuable shares	0.8	1.3

Weighted average diluted common shares outstanding	466.5	463.4

Basic earnings per common share	$0.36	$0.37

Diluted earnings per common share	$0.36	$0.37

(2)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$307	$194
Receivables, net	1,779	1,839
Other	411	390

Total current assets	2,497	2,423

Property and equipment, net	12,512	12,651
Goodwill	6,399	6,291
Other intangible assets, net	424	397
Other assets	1,323	1,335

Total assets	$23,155	$23,097

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,224	$2,293
Current portion of long-term debt	964	743

Total current liabilities	3,188	3,036

Long-term debt, less current portion	9,045	9,173
Other liabilities	4,206	4,213

Total liabilities	16,439	16,422

Equity:
Waste Management, Inc. stockholders’ equity	6,395	6,354
Noncontrolling interests	321	321

Total equity	6,716	6,675

Total liabilities and equity	$23,155	$23,097

(3)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Quarters Ended March 31,
	2013	2012
Cash flows from operating activities:
Consolidated net income	$176	$183
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	323	317
Other	53	48
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	25	(73)

Net cash provided by operating activities	577	475

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(180)	(129)
Capital expenditures	(266)	(379)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	37	6
Investments in unconsolidated entities	(12)	(13)
Net receipts from restricted trust and escrow accounts, and other	—	12

Net cash used in investing activities	(421)	(503)

Cash flows from financing activities:
New borrowings	119	287
Debt repayments	(26)	(205)
Cash dividends	(170)	(164)
Exercise of common stock options	38	24
Other, net	(2)	16

Net cash used in financing activities	(41)	(42)

Effect of exchange rate changes on cash and cash equivalents	(2)	1

Increase (decrease) in cash and cash equivalents	113	(69)
Cash and cash equivalents at beginning of period	194	258

Cash and cash equivalents at end of period	$307	$189

(4)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Operating Revenues by Lines of Business
Collection
Commercial (a)	$840	$846	$865
Residential	645	652	638
Industrial	512	538	502
Other	58	70	68

Total Collection	2,055	2,106	2,073
Landfill	628	689	615
Transfer	300	335	298
Wheelabrator	205	215	207
Recycling	358	330	345
Other	378	385	275
Intercompany (b)	(588)	(626)	(518)

Operating revenues	$3,336	$3,434	$3,295

	Quarters Ended
	March 31, 2013		March 31, 2012
Analysis of Change in Year Over Year Revenues	Amount	As a % of Total Company	Amount	As a % of Total Company
Average yield (i)	$14	0.4%	$(40)	-1.3%
Volume	(14)	-0.4%	39	1.3%

Internal revenue growth	—	0.0%	(1)	0.0%
Acquisition	44	1.3%	196	6.3%
Divestitures	(1)	0.0%	—	—
Foreign currency translation	(2)	-0.1%	(3)	-0.1%

	$41	1.2%	$192	6.2%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$42	1.6%	$26	1.1%
Waste-to-energy disposal	(5)	-4.6%	(4)	-3.7%

Collection and disposal	37	1.4%	22	0.9%
Recycling commodities	(40)	-11.5%	(74)	-19.6%
Electricity	6	9.7%	(6)	-9.1%
Fuel surcharges and mandated fees	11	7.2%	18	13.3%

Total	$14	0.4%	$(40)	-1.3%

	Quarters Ended March 31,
	2013	2012
Free Cash Flow Analysis (c)
Net cash provided by operating activities	$577	$475
Capital expenditures	(266)	(379)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	37	6

Free cash flow	$348	$102

(a)	Revenues subsequent to the first quarter of 2012 resulting from subcontracting work for our National Accounts customers has been reclassified from our Commercial Collection line of business to our Other line of business.
(b)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(c)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Balance Sheet Data
Cash and cash equivalents	$307	$194	$189

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$10,009	$9,916	$9,849
Total equity	6,716	6,675	6,481

Total capital	$16,725	$16,591	$16,330

Debt-to-total capital	59.8%	59.8%	60.3%

Capitalized interest	$5	$6	$5

Acquisition Summary (a)
Gross annualized revenue acquired	$226	$55	$50

Total consideration	$217	$76	$124

Cash paid for acquisitions	$180	$72	$129

Other Operational Data
Internalization of waste, based on disposal costs	67.2%	67.0%	68.0%

Total landfill disposal volumes (tons in millions)	21.1	23.6	21.4
Total waste-to-energy disposal volumes (tons in millions)	1.9	2.0	2.0

Total disposal volumes (tons in millions)	23.0	25.6	23.4

Active landfills	269	269	270

Landfills reporting volume	253	254	256

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$80.9	$86.2	$76.3
Asset retirement costs	14.6	5.0	13.8

Total landfill amortization expense (b)(c)	95.5	91.2	90.1
Accretion and other related expense	19.6	17.9	16.4

Landfill amortization, accretion and other related expense	$115.1	$109.1	$106.5

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended March 31, 2013 as compared to the quarter ended December 31, 2012 reflects an increase in amortization expense of approximately $4.3 million due to changes in landfill estimates identified in both quarters partially offset by a decline in volumes primarily due to seasonality.
(c)	The quarter ended March 31, 2013 as compared to the quarter ended March 31, 2012 reflects an increase in amortization expense of approximately $5.4 million driven by an increase in landfill volumes and changes in landfill estimates identified in both quarters.

(6)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended March 31, 2013
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax (Expense) / Benefit	Per Share Amount
Net Income and Diluted EPS, as reported	$168		$0.36	(b)

Adjustments to Net Income and Diluted EPS:
Asset impairments and unusual items (a)	13	2
Restructuring charges	5	3

	18		0.04

Net Income and Diluted EPS, as adjusted	$186		$0.40	(b)

	Quarter Ended March 31, 2012
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax (Expense) / Benefit	Per Share Amount
Net Income and Diluted EPS, as reported	$171		$0.37	(b)

Adjustments to Net Income and Diluted EPS:
Restructuring charges	2	2
Integration costs associated with the acquired Oakleaf operations	1	—

	3		0.01

Net Income and Diluted EPS, as adjusted	$174		$0.38	(b)

Full Year 2013 Free Cash Flow Reconciliation (c)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,500	$2,500
Capital expenditures	(1,400)	(1,300)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	—	—

	$1,100	$1,200

(a)	Includes impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Other, net” financial caption, as well as net charges in the “Asset Impairments and Unusual Items” financial caption.
(b)	As reported, earnings per diluted share declined 2.7% in the first quarter of 2013 as compared with the first quarter of 2012; whereas, adjusted earnings per diluted share grew 5.3% in the first quarter of 2013 as compared with the first quarter of 2012.
(c)	The reconciliation illustrates two scenarios that show our projected free cash flow for 2013. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(7)